CHANGE OF CONTROL AGREEMENT

	This Agreement is entered into as of September 5, 1991 between John Fluke Mfg. Co., Inc. (the "Company") and Douglas G. McKnight
("Employee") and supersedes the Change of Control Agreement dated May 5,
1990.

1.	Purpose

		The Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders.  In this connection, the
Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.  Accordingly, the Board of Directors of the Company (the
"Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction in circumstances arising from the possibility of a Change of
Control of the Company.

	This Agreement sets forth the severance benefits which the Company agrees will be provided in the event the Employee's employment with the Company is terminated subsequent to a "Change of Control" of the Company under the circumstances described below.

2.	Change of Control

	For purposes of this Agreement, a Change of Control shall be deemed to occur (i) upon the date the Company is informed by receiving a report on
Schedule 13D of the Exchange Act or similar report that any person (as such term is used in sections 13(d) and 14(d)(2) of the Securities
Exchange Act of 1934, as amended ["the Exchange Act"]), together with such person's Affiliates and Associates as defined in Rule 12b-2 of the Exchange Act, is or has become the "beneficial owner" (as defined in
Rule 13d-3 of the Exchange Act; provided, that a person shall not be deemed to beneficially own securities acquired pursuant to the Employee
Stock Purchase Plan of the Company or other plans generally applicable to employees, officers or Directors of the Company), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities, except that there will not be a Change of Control as the result of an acquisition of securities by the Company, which by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by any person to 25% or more of the securities of the Company then outstanding; provided, however, that if a person becomes the beneficial owner of 25% or more of the securities of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the beneficial owner of any additional securities of the Company, then a Change of Control will occur unless such person disposes of such additional securities of the Company within 10 days, (ii) upon the first purchase of the
Company's Common Stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company) seeking to acquire securities representing 25% or more of the combined voting power of the Company's then outstanding securities, (iii) upon the first date on which Continuing Directors, as defined in Article VI of the Company's
Articles of Incorporation, cease for any reason to constitute at least a majority of the Board of Directors, (iv) the Company is merged or consolidated with another corporation and as a result of such merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of the Company, or (v) the Company transfers substantially all of its assets to another corporation which is not a wholly owned subsidiary of the Company.
3.	Agreement to Provide Services

	As valid consideration for entering into this Agreement, Employee agrees to continue providing services to the Company in his current executive capacity during any attempted or actual Change of Control.

4.	Term of the Agreement

	This Agreement shall commence on the date hereof and shall continue in effect until December 31, 1991; provided, however, that commencing on January 1, 1992 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least 90 days prior to such January 1 date, the Company gives notice that this Agreement shall not be extended; and provided, further, that this Agreement shall continue in effect for a period of twenty-four (24) months beyond the term provided herein if a Change of Control of the Company, as defined in Section 2 hereof, shall have occurred during such term. The Company may not give notice that this Agreement will not be extended if an Anticipated Change in Control as defined in Section 6 has occurred.

	This Agreement shall automatically terminate and shall be deemed to have been terminated prior to a Change of Control if the Employee or a group of persons including the Employee, directly or indirectly, initiates or causes the Change of Control.

5.	Termination Prior to a Change of Control

	Nothing in this Agreement shall limit the Company's ability to terminate the Employee, with or without Cause, prior to a Change of Control. This Agreement will be immediately terminated upon any termination of the employment relationship between the Company and the Employee including death, disability or retirement prior to a Change of Control.

6.	Escrow

	Upon the occurrence of an Anticipated Change in Control of the Company, and upon Employee's written request, the Company shall within two business days deposit in an escrow account with a financial institution reasonably acceptable to Employee, an amount equal to the maximum severance benefits payable as a lump sum under Section 10, to hold as security for the Company's obligations under this Agreement. Employee and the Company agree to execute the financial institution's standard form of escrow agreement providing that benefits in the event of any dispute will be paid in accordance with a determination made under
Section 16(b) of this Agreement. As used in this Agreement, an "Anticipated Change in Control" shall be deemed to occur if an event takes place which indicates a reasonable probability that a Change of Control as defined in Section 2 is likely to occur.

	If the Anticipated Change in Control occurs but within a reasonable time a Change of Control does not take place, the escrowed funds shall be repaid and released to the Company upon written notice to the Escrow Agent by the Company and Employee. If a Change of Control occurs and there is a termination pursuant to Section 7, the Escrow Agent shall immediately pay to the Employee the compensation as established in
Section 10 at the Date of Termination pursuant to Section 9.  If a
Change of Control occurs and there is no termination after 24 months pursuant to Section 7, the escrowed funds shall be repaid and released to the Company.

7.	Termination Following a Change of Control

		Upon a Change of Control, the Employee shall be entitled to the benefits provided in Section 10 upon termination of employment with the Company within 24 months after the Change of Control unless such termination is:

(a)	because of the Employee's death, disability or retirement;

(b)	by the Company for Cause, or

(c)	by the Employee for other than Good Reason.

	(i)	Disability.  Termination by the Company of employment based on
"Disability" shall mean termination because of the Employee's absence from duties with the Company on a full-time basis for one hundred eighty
(180) consecutive days as a result of incapacity due to physical or mental illness. If the Company so requests, the Employee shall be examined by a doctor of his choosing and shall submit to an examination by a doctor of the Company's choosing, and each doctor shall certify whether the Employee's failure to perform his duties is due to physical or mental illness. If the doctors of the Employee and the Company do not agree, then the two doctors shall jointly select a third doctor whose determination shall be accepted by both parties. All costs associated with the doctors' certifications shall be borne by the Company.

	(ii)	Retirement.  Termination by the Employee of employment based on
"Retirement" shall mean termination on the early or normal retirement date as set forth in the Company's Pension Plan (or any successor or substitute plan or plans of the Company put into effect prior to a Change of Control).

	(iii)	Cause.  Termination by the Company of employment for "Cause" shall mean termination upon (a) the willful and continued failure of Employee to substantially perform his duties with the Company (other than any such failure resulting from Employee's disability, after a written demand for substantial performance is delivered to Employee by the Board which specifically identifies the manner in which the Board believes the Employee has not substantially performed his duties, and provided that the Company shall provide Employee reasonable opportunity (not less than two weeks) to cure such conduct, or (b) the willful engaging by Employee in gross misconduct materially and demonstrably injurious to the Company. For purposes of this paragraph, no act, or failure to act, on Employee's part shall be considered "willful" unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that Employee's action or omission was in the best interest of the Company.

	(iv)	Good Reason.  Termination by the Employee of employment for "Good
Reason" shall mean termination based on:

			(a)	a material reduction in the level or nature of Employee's status, title, position, authority or responsibility as an officer of the
Company, as in effect immediately prior to the Change of Control; or

			(b)	a significant reduction by the Company of the Employee's
compensation including benefits plans and fringe benefits, as in effect immediately prior to the Change of Control; nevertheless, if there is a base salary reduction for all of the Company's executive officers,
Employee's base salary may be reduced but in an amount not to exceed the average percentage reduction that is applied to the Company's other executive officers; or

		(c)	the Company's requirement that the Employee be based somewhere other than where the Employee's office is located immediately prior to the
Change of Control or within a 50 mile radius of such location; or

		(d)	the Company's requirement that the Employee travel on Company business to an extent substantially in excess of the business travel obligations required by the Company immediately prior to the Change of
Control; or

		(e)	the failure by the Company to obtain from any Successor (as
hereinafter defined) the assent to this Agreement contemplated by
Section 13 hereof.

8.	Notice of Termination

	Any purported termination by the Company or by the Employee following a Change of Control shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

9.	Date of Termination

	"Date of Termination" following a Change of Control shall mean (a) if employment is to be terminated for Disability, thirty (30) days after Notice of Termination is given, (b) if employment is to be terminated by the Company for Cause, the date on which a Notice of Termination is given, and (c) if employment is to be terminated by the Employee or by the Company for any other reason, the date specified in the Notice of Termination, which shall be a date no earlier than ninety (90) days after the date on which a Notice of Termination is given, unless an earlier date has been agreed to by the party receiving the Notice of Termination either in advance of, or after, receiving such Notice of Termination. Notwithstanding anything in the foregoing to the contrary, if the party receiving the Notice of Termination has not previously agreed to the termination, then within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination may notify the other party that a dispute exists concerning the termination, in which event the Date of Termination shall be the date set either by mutual written agreement of the parties or by the arbitrators in a proceeding as provided in Section 16(b) hereof.

10.	Compensation Upon Termination or During Disability

(a)	During any period following a Change of Control that the Employee fails to perform his duties as a result of disability, the Employee shall continue to receive full base salary at the rate then in effect and any benefits or awards under any Plans shall continue to accrue during such period, to the extent not inconsistent with such Plans, until employment is terminated pursuant to and in accordance with Sections 7(i) and 9. Thereafter, benefits shall be determined in accordance with the Plans then in effect.

(b)	If employment shall be terminated for Cause following a Change of
Control of the Company, the Company shall pay the Employee full base salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid. Thereupon the Company shall have no further obligations to the Employee under this Agreement.

(c)	If, within twenty-four (24) months after a Change of Control of the
Company shall have occurred, the Employee's employment by the Company shall be terminated by the Company other than for Cause, Disability or Retirement or by the Employee for Good Reason based on an event occurring concurrent with or subsequent to a Change of Control, then, by no later than the fifth day following the Date of Termination the Employee shall be entitled to receive the following:

	(i)	the Company shall pay the Employee's full base salary through the
Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards (including both cash and stock components) which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid
(including amounts which previously had been deferred at the Employee's request);

	(ii)	as severance pay and in lieu of any further salary for periods subsequent to the Date of Termination, the Company shall pay to the Employee in a single payment an amount in cash equal to three times the Employee's annual cash compensation. Annual cash compensation for purposes of this Agreement shall be the average cash compensation paid to or accrued for the Employee the last three complete years prior to the Change of Control and would include but is not limited to base salary, variable compensation and production bonus.

	(iii)	All restricted stock issued to the Employee under the Long-Term
Performance Stock Plan as of the Date of Termination shall immediately vest and the Company shall promptly remove the restrictive legends from the applicable stock certificates.

	(iv) 	Notwithstanding the terms of any Stock Option Plan adopted by the
Company or any option granted pursuant thereto, Employee will have the right to exercise any such previously issued stock options for one year following the Date of Termination.

	(v) 	A full annual contribution shall be made to the Supplemental
Retirement Income Plan or comparable plan in the year of termination and upon the Employee's request the full balance in the Employee's account shall be paid in a lump sum at the Date of Termination.

11.	Payment Obligations Absolute

	The Company's obligations to pay the Employee the compensation and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any of its subsidiaries may have against him. All amounts payable by the Company hereunder shall be paid without notice or demand. Except as expressly provided herein, the Company waives all rights which it may now have or may hereafter have conferred upon it, by statute or otherwise, to terminate, cancel or rescind this Agreement in whole or in part.

12.	Parachute Payment Limitation

	Notwithstanding any other provisions of this Agreement, if any severance benefits under Section 10 of this Agreement are characterized as "Excess Parachute Payments" under Section 280G of the Internal
Revenue Code of 1986 (the "Code"), then the following rules shall apply:

(a)	The Company shall compute the net value to the Employee of all such severance benefits after reduction for the excise taxes imposed by Code
Section 4999 and for any normal income taxes that would be imposed on Employee if such severance benefits constituted Employee's sole taxable income.

(b)	The Company shall next compute the maximum amount of severance benefits that can be provided without any benefits being characterized as Excess Parachute Payments and reduce the result by the amount of any normal income taxes that would be imposed on Employee if such reduced severance benefits constituted Employee's sole taxable income.

	If the result derived in subparagraph (a) is greater than the result derived in subparagraph (b), then the Company shall pay Employee the full amount of severance benefits without reduction. If the result derived from subparagraph (a) is not greater than the result derived in subparagraph (b), then the Company shall pay the Employee the maximum amount of severance benefits that can be provided without any benefits being characterized as Excess Parachute Payments.

13.	Successors

	Upon the Employees written request, the Company will seek to have any Successor (as hereinafter defined), by agreement in form and substance satisfactory to the Employee, assent to the fulfillment by the Company of its obligations under this Agreement. Failure of the Company to obtain such assent prior to or at the time a Person becomes a Successor shall constitute Good Reason for termination by the Employee of employment and, if a Change of Control of the Company has occurred, shall entitle the Employee immediately to the benefits provided in paragraph (c) of Section 10 upon delivery by the Employee of a Notice of Termination which the Company, by executing this Agreement hereby assents to. For purposes of this Agreement, "Successor" shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company's business directly, by merger or consolidation, or indirectly, by purchase of the Company's Voting Securities or otherwise.

14.	Assignment and Transfer

	Employee's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer, or delegation shall be void. Employee's rights hereunder shall not be subject to anticipation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, sell, assign, pledge, encumber or charge the same shall be void.

15.	Confidential Information

	The Employee shall not at any time during the period of his employment or thereafter, except as required in the course of his employment with the Company or as authorized in writing by the Board of Directors of the Company, directly or indirectly use, disclose, disseminate, or reproduce any Confidential Information. All notes, notebooks, memoranda and similar repositories of information ("Items") containing or relating in any way to Confidential Information shall be the property of the Company. All such Items made or compiled by Employee or made available to Employee during Employee's employment with the Company, including all copies thereof, shall be delivered to the Company by Employee upon termination of his employment with the Company or at any other time upon request of the Company. "Confidential Information" means information not generally known relating to the business of the Company or any third parties that is contributed to, developed by, disclosed to, or known to Employee in his course of employment by the Company, including but not limited to customer lists, specifications, data, research, test procedures and results, know-how, services used, and information regarding past, present, and prospective plans and methods of purchasing, accounting, engineering, business, marketing, merchandising, selling and servicing used by the Company.

16.	Miscellaneous

(a) 	Governing Law.  This Agreement shall be governed by and construed according to the laws of the State of Washington.

(b)	Dispute Resolution.  The parties agree to work together in good faith to resolve any dispute arising under this Agreement, and to explore resolution of the dispute through methods of alternative dispute resolution. If the parties are unable to resolve a dispute, it shall be settled by arbitration in Seattle, Washington, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. However, if an event takes place which indicates a reasonable probability that a Change of Control as defined in Section 2 is likely to occur, or a Change in Control as defined in Section 2 occurs, Employee may proceed with litigation without any necessity of pursuing arbitration or alternative dispute resolution. Additionally, if both parties agree that neither arbitration nor any other method of alternative dispute resolution is suitable to resolve the dispute, they may proceed with litigation. Judgment upon any award may be entered in any court having jurisdiction over the subject matter of the dispute. Notwithstanding the pendency of any such dispute or controversy, the Company will continue to pay Employee his full compensation in effect when the notice of the dispute was given (including, but not limited to, Base Salary and continued participation in all compensation, benefit and insurance plans in which Employee was participating when the notice of the dispute was given) until the dispute is finally resolved.

(c) 	Attorneys Fees.  In the event any suit or proceeding is instituted by one party against the other arising out of this Agreement, the prevailing party shall be entitled to recover its attorneys fees and expenses of litigation or arbitration.

(d) 	Rights Cumulative.  The rights and remedies provided by this
Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement or to law, shall not preclude or waive its right to exercise any or all other rights and remedies. The rights and remedies herein are cumulative to any other rights the parties hereto may have by law, statute, ordinance, or otherwise.

(e) 	Nonwaiver.  No failure or neglect of either party hereto in any instance to exercise any right, power, or privilege hereunder or under law shall constitute a waiver of any other right, power, or privilege or of the same right, power, or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by a duly authorized officer other than Employee.

(f) 	Entire Agreement.  This Agreement contains the entire understanding between the parties hereto and supersedes any prior written or oral agreements between them respecting the subject matter hereof. There are no representations, agreements, arrangements, or understandings, oral or written, between and among the parties hereto relating to the subject matter hereof which are not fully expressed herein.

(g) 	Amendment.  This Agreement may be amended only by a writing signed by Employee and by a duly authorized representative of the Company other than Employee.

(h) 	Severability.  If any term, provision, covenant, or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such term, provision, covenant, or condition as applied to other persons, places and circumstances shall remain in full force and effect.

(i) 	Headings.  The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement.

(j) 	Notices.  Any notice, request, consent, or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and personally delivered to Employee or by registered or certified mail to Employee's residence (as noted in the Company's records), or if personally delivered to the Company's Corporate Secretary at the Company's principal office, as the case may be.

	In witness whereof, the parties hereto have subscribed their names this 9th day of September, 1991.


	Fluke Corporation                     Employee

	/s/ George M. Winn                   /s/ Douglas G. McKnight

	Its President